Exhibit 2.2

        This Security is not insured by the Federal Deposit Insurance Corporation or the Canada Deposit Insurance Corporation or any federal or other governmental agency of the United States of America or Canada.

        This Security is a global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depositary or a nominee thereof.  This Security may not be transferred to, or registered or exchanged for Securities registered in the name of, any Person other than the Depositary or a nominee thereof or a successor of such Depositary or a nominee of such successor, and no such transfer may be registered, except in the limited circumstances described in the Indenture.  Every Security authenticated and delivered upon registration of, transfer of, or in exchange for or in lieu of, this Security shall be a global Security subject to the foregoing, except in such limited circumstances.

        Unless this Certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York 10041-0099) to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

CANADIAN IMPERIAL BANK OF COMMERCE

CIBC Equity Target Redemption Premium Yield Generator NotesSM due April 1, 2013

No. 1	U.S.$4,000,000
CUSIP No. 13605F BD 9

        Canadian Imperial Bank of Commerce, a financial institution duly organized and existing under the Bank Act (Canada) (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $4,000,000 plus the Coupon Payment (if any) on the Maturity Date (or such other date as determined pursuant to Section 2.3 on the reverse hereof), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. On each Coupon Payment Date (as defined on the reverse hereof), the Company shall pay the Holder hereof the Coupon Payment (if any) as such term is defined on the reverse side of this Security.  The payment of principal (and the Coupon Payment, if any) shall be made at the office or agency maintained by the Company in either Wilmington, Delaware or New York, New York; provided, that if CEDE & CO. or another nominee of the Depositary is the registered owner of this Security, payments of principal and the Coupon Payment (if any) or other payment required to be made hereon will be made in immediately available funds through the Depositary's Same-Day Funds Settlement System.

1

        This Security is redeemable before the Maturity Date as provided in Article V on the reverse hereof.

        Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

        Dated:  March 31, 2006

CANADIAN IMPERIAL BANK OF COMMERCE

By:
Name: D. G. Dickinson
Title: Vice President

By:
Name: Peter W. Kay
Title: Senior Vice President

2

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WILMINGTON TRUST COMPANY,
As Trustee

By:
Authorized Signer

1

[REVERSE OF SECURITY]

Definitions

        As used herein the following capitalized terms have the following meanings:

        "Additional Tax Amount" shall have the meaning assigned to it in Section 5.1.

        "Affiliate" shall mean, with respect to any Person, any other Person who controls such Person, is controlled by such Person, or is under common control with such Person.

        "Calculation Agent" shall mean the Person responsible for the calculations and determinations required to be made pursuant to the terms hereof.  Initially, the Calculation Agent shall be the Company.

        "Closing Price" shall mean, with respect to any security on any day, the closing sale price or last reported sale price, regular way, for the security on a per-share or other unit basis on such day on such security's Exchange; provided, however, that, in the event such security is not listed or quoted as described above, the Closing Price with respect to such security on such day will be the average, as determined by the Calculation Agent, of the bid prices for such security, as close to the close of business on such day as reasonably practicable, obtained from as many dealers in such security selected by the Calculation Agent (which may include the Calculation Agent or any Affiliate of the Calculation Agent or of the Company) as will make such bid prices available to the Calculation Agent. The number of such dealers need not exceed three.

        "Company" shall have the meaning assigned to it on the front of this Note.

        "Coupon Payment" means, for each Note, the principal amount of the Note multiplied by the Coupon Rate applicable to that Coupon Payment Date.

        "Coupon Payment Date" means the 31st day of each March (or if such day is not a Business Day, the next succeeding Business Day) during the term of the Notes, commencing with April 2, 2007 and ending on the Maturity Date.  A Coupon Payment Date may be changed as provided in Sections 2.1 and 2.3.

        "Coupon Rate" means, on the first Coupon Payment Date, 8.00%, and on each subsequent Coupon Payment Date it means the greater of (i) 0.00%, and (ii) the average, which may be positive or negative, of the Stock Performances of the Stocks, equally weighted, which shall not exceed the Maximum Variable Coupon Rate on any Coupon Payment Date.

        "Cumulative Price Return" means, for each of the Stocks, on each Coupon Payment Date other than the first Coupon Payment Date:

Valuation Stock Price - Initial Stock Price
Initial Stock Price.

        "Distribution Property" shall mean cash, securities and/or other property distributed in any Reorganization Event in respect of any Stock or in respect of any security whose value determines the Valuation Stock Price on a Valuation Date if any adjustment resulting from a

Reorganization Event has been made in respect of a prior event and, in the case of a Spin-Off Event, Distribution Property also includes such Stock in respect of which the distribution is made.

        "Early Closure" with respect to any Stock means the closure on any Scheduled Trading Day of any relevant Exchange(s) relating to such Stock or such Stock's Related Exchange(s) prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange(s) or Related Exchange(s) at least one hour prior to the earlier of: (i) the actual closing time for the regular trading session on such Exchange(s) or Related Exchange(s) on such Scheduled Trading Day and (ii) the submission deadline for orders to be entered into the relevant Exchange or Related Exchange system for execution at the Valuation Time on such Scheduled Trading Day.

        "Exchange" means, with respect to any Stock, each exchange or quotation system which the Calculation Agent determines to be the primary exchange or quotation system for the trading of such security, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such security has temporarily relocated (provided, that the Calculation Agent has determined that there is comparable liquidity relative to such securities on such temporary substitute exchange or quotation system as on the original Exchange).  The initial Exchange for each Stock is as set forth below under the definition of "Stocks."

        "Exchange Disruption" with respect to any Stock means any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general: (i) to effect transactions in, or obtain market values for, such Stock on its relevant Exchange or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to such Stock on any relevant Related Exchange.

        "Ex-Dividend Date" for any dividend or other distribution with respect to a Stock means the first day on which such Stock trades without the right to receive such dividend or other distribution.

        "Extraordinary Dividend" means a dividend or other distribution on a Stock whereby the per share value of such dividend or other distribution exceeds the per share value of the immediately preceding dividend or distribution with respect to such Stock, if any, that is not an Extraordinary Dividend by an amount equal to at least 10% of the Closing Price of such Stock on the Note Business Day immediately preceding the Ex-Dividend Date for such Extraordinary Dividend.  If there has not been a previous dividend the Calculation Agent will determine if the dividend is an Extraordinary Dividend, and if so, the amount of the Extraordinary Dividend.

        "Extraordinary Dividend Amount" shall have the meaning assigned to it in Section 3.5.

        "Indenture" shall mean the Indenture, dated as of May 28, 2003, between the Company and Wilmington Trust Company, as trustee.

        "Initial Stock Price" shall mean, for each Stock, the following:

Stock	Initial Stock Price
Altria Group, Inc.	$72.03
Apple Computer, Inc.	$58.72
The Boeing Company	$77.51
The Coca-Cola Company	$42.16
Exxon Mobil Corporation	$60.95
McDonald's Corporation	$34.31
NIKE, Inc.	$85.20
Pfizer Inc.	$25.40
Sprint Nextel Corporation	$25.61
United Parcel Service, Inc.	$78.87

        "Market Disrupted Day" means any Scheduled Trading Day on which a Market Disruption Event has occurred.

        "Market Disruption Event" means an Early Closure or the occurrence or existence of: (i) a Trading Disruption or (ii) an Exchange Disruption (which in either case of clauses (i) or (ii), the Calculation Agent determines is material, at any time during the one hour period that ends at the relevant Valuation Time for the Stock on its Exchange).

        "Maturity Date" means the earlier of (i) the Stated Maturity Date and (ii) the Target Redemption Date.

        "Maximum Variable Coupon Rate" means 10.00%, which is the maximum Stock Performance of any Stock and the maximum Coupon Rate for any Coupon Payment Date (other than the first Coupon Payment Date).

        "NASDAQ" means the NASDAQ Stock Market.

        "Note" shall mean this Security.

        "Note Business Day" means a Business Day (as defined in the Indenture) which is also a Scheduled Trading Day.

        "NYSE" means the New York Stock Exchange.

        "Price Return Trigger Rate" means 0.00%.

        "Pricing Date" means March 28, 2006.

        "Related Exchange" means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Stock.

        "Reorganization Event" shall mean, with respect to any Stock, (i) any reclassification or other change of such Stock occurs, (ii) the Stock Issuer has been subject to a merger, combination or consolidation and is not the surviving entity or it does survive but all the outstanding shares of such Stock are exchanged for or converted into Distribution Property, (iii) any statutory share exchange involving the outstanding shares of such Stock and the securities of another entity occurs (other than in a transaction described in clause (i) or (ii) above), (iv) the Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity, (v) the Stock Issuer effects a Spin-Off Event (other than in a transaction described in clause (i), (ii), (iii) or (iv) above), (vi) the Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law or (vii) an entity other than the Stock Issuer completes a tender or exchange offer for all the outstanding shares of such Stock Issuer.

        "Scheduled Closing Time" means, in respect of an Exchange for any Stock or Related Exchange on a Scheduled Trading Day, the scheduled weekday closing time of such Exchange or Related Exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.

        "Scheduled Trading Day" means any day on which each Exchange for any Stock and each Related Exchange are scheduled to be open for trading for their respective regular trading sessions.

        "Securities" shall have the meaning assigned to it in Article I.

        "Spin-Off Event" means an event pursuant to which a Stock Issuer issues to all holders of such Stock equity securities of an issuer other than the Stock Issuer.

        "Stated Maturity Date" means April 1, 2013.

        "Stocks" shall mean the following common stocks, subject to adjustment as provided in Article IV:  Altria Group, Inc. (NYSE: MO), Apple Computer, Inc. (NASDAQ: AAPL), The Boeing Company (NYSE: BA), The Coca-Cola Company (NYSE: KO), Exxon Mobil Corporation (NYSE: XOM), McDonald's Corporation (NYSE: MCD), NIKE, Inc. (NYSE: NKE), Pfizer Inc. (NYSE: PFE), Sprint Nextel Corporation (NYSE: S), and United Parcel Service, Inc. (NYSE: UPS).

        "Stock Issuers" shall mean Altria Group, Inc., Apple Computer, Inc., The Boeing Company, The Coca-Cola Company, Exxon Mobil Corporation, McDonald's Corporation, NIKE, Inc., Pfizer Inc., Sprint Nextel Corporation, and United Parcel Service, Inc., subject to adjustment as provided in Article IV.

        "Stock Performance" means, for each of the Stocks, for each Coupon Payment Date (other than the first Coupon Payment Date):

(a) the Maximum Variable Coupon Rate if the Cumulative Price Return is greater than the Price Return Trigger Rate; otherwise,

(b) the Cumulative Price Return.

        Each Stock Performance may be positive or negative.

        "Target Redemption Date" means that Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date, first equals or exceeds the Target Redemption Rate.

        "Target Redemption Rate" means 17.00%.

        "Trading Disruption" with respect to any Stock means: (a) any suspension of or limitation imposed on trading by the relevant Exchange or Related Exchange for such Stock or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant Exchange or Related Exchange or otherwise: (i) on any relevant Exchange(s) relating to such Stock or (ii) in futures or options contracts relating to such Stock on any Related Exchange or (b) any event, circumstance or cause (whether or not reasonably foreseeable) beyond the reasonable control of the Company or any person that does not deal at arm's length with the Company which has or will have a material adverse effect on the ability of equity dealers generally to place, maintain or modify hedges of positions in respect of such Stock.

        "Valuation Date" means the date that is three (3) Note Business Days prior to each Coupon Payment Date (except the first Coupon Payment Date).

        "Valuation Stock Price" means the Closing Price of a Stock on its Exchange (as determined by the Calculation Agent) on the relevant Valuation Date.

        "Valuation Time" means the time of day at which the Closing Price is to be determined by the Calculation Agent on a Scheduled Trading Day.

        Other capitalized terms used but not defined herein have the meanings given in the Indenture.

ARTICLE I
GENERAL

        This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities") issued and to be issued in one or more series under the Indenture, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof and will initially be offered in the principal amount of $4,000,000.  The Company may, without the consent of the Holders, issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as this Security.  Unless otherwise indicated, all references to currency in this Security are to U.S. dollars.  Stock prices are quoted in the currency or unit of the relevant Exchange.

ARTICLE II
COUPON PAYMENT

SECTION 2.1  Valuation Stock Price.

        On each Valuation Date, the Calculation Agent shall determine the Valuation Stock Price for each Stock.  Based on such determinations, the Calculation Agent shall determine the Cumulative Price Return for each Stock, the Stock Performance for each Stock, the Coupon Rate and whether the Target Redemption Date has occurred.  The Coupon Rate for the first Coupon Payment Date is fixed and equals 8.00%.

        In the event a Valuation Date does not fall on a Note Business Day, such Valuation Date shall be the next succeeding Note Business Day.  A Valuation Date for one or more of the Stocks may be postponed as set forth in Section 2.3.

SECTION 2.2  Coupon Payment.

        On each Valuation Date, the Calculation Agent shall determine the Valuation Stock Price for each Stock. The Cumulative Price Return for each Stock, the Stock Performance for each Stock and the Coupon Rate will then be calculated.  If the Coupon Payment is determined to be zero or a negative number, then there shall be no payment made on such Coupon Payment Date.

SECTION 2.3  Impact of Market Disruption.

        If the Calculation Agent determines that any Valuation Date is a Market Disrupted Day with respect to one or more of the Stocks, then the Valuation Date for such Stock shall be postponed to the first succeeding Scheduled Trading Day that is not a Market Disrupted Day, unless each of the eight Scheduled Trading Days immediately following the originally scheduled Valuation Date for such Stock is a Market Disrupted Day.  In such case, (A) such eighth Scheduled Trading Day shall be deemed to be the Valuation Date for such Stock, notwithstanding the fact that such day is a Market Disrupted Day with respect to such Stock, and (B) the Calculation Agent shall determine the Valuation Stock Price of the affected Stock(s) using the trading or quoted price of such Stock(s) on that date.  The Calculation Agent shall then make the determinations required to be made under Sections 2.1 and 2.2 in accordance with the formula for and method of calculating the Valuation Stock Prices, Stock Performances, Coupon Rate and Coupon Payment as provided herein.  If, as a result of a Market Disruption Event, the Calculation Agent is unable to determine the trading or quoted price of such Stock, the Calculation Agent shall estimate, in good faith, the value of such Stock for purposes of determining the Closing Price thereof as of that date or make any other necessary determination using a good faith estimate.  If the final Valuation Date for one or more of the Stocks is postponed as a result of a Market Disruption Event, the Maturity Date will be the third Business Day following the last rescheduled Valuation Date.

SECTION 2.4  Notice of Redemption.

        The Company will promptly announce any Target Redemption Date by issuing a press release.  In addition, prompt notice thereof will be given to The Depository Trust Company with a request to promptly forward such notice to beneficial holders of the Note.

ARTICLE III
ANTI-DILUTION ADJUSTMENTS

SECTION 3.1  General.

        The Calculation Agent shall adjust the Initial Stock Price for a Stock as provided herein in respect of each event for which adjustment is required under Sections 3.2 through 3.6 with respect to such Stock (and not in respect of any other event). If more than one such event occurs with respect to a Stock, the Calculation Agent shall adjust the Initial Stock Price for such Stock as so provided for each such event, sequentially, in the order in which such events occur, and on a cumulative basis. The Initial Stock Price for each Stock will be subject, independently and separately, to the adjustments described in Sections 3.2 through 3.6 with respect to the events that affect such Stock.  If an event requiring an adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holder and the Company, relative to the Note, that results solely from that event.  The Calculation Agent may, in its sole discretion, modify the adjustments set forth herein as necessary to ensure an equitable result.  There will be no adjustments to the Initial Stock Price for an Stock to reflect dividends or other distributions paid with respect to such Stock other than (i) stock dividends as provided in Section 3.3, (ii) Extraordinary Dividends as provided in Section 3.5 and (iii) issuances of transferable rights or warrants as provided in Section 3.6.

        For purposes of this Article III, "prior Initial Stock Price" refers to the Initial Stock Price in effect immediately prior to the event giving rise to the adjustment.

        The Company shall notify the Holder of any such adjustment made within a reasonable time after such adjustment is made.

SECTION 3.2  Stock Splits.

        If a Stock is subject to a stock split (meaning there is an increase in the number of the Stock Issuer's outstanding shares of such Stock without any change in its stockholders' equity), then at the opening of business on the first day on which such Stock trades without the right to receive the stock split, the Calculation Agent will adjust the Initial Stock Price for such Stock with respect to each Valuation Date after the effective date of the stock split by dividing the prior Initial Stock Price by the number equal to (i) the number of shares of the Stock outstanding immediately after the stock split becomes effective divided by (ii) the number of shares of the Stock outstanding immediately before the stock split becomes effective. The Initial Stock Price will not be adjusted, however, unless such first day occurs after the Pricing Date and on or before the Valuation Date on which the Valuation Stock Price will be determined.

SECTION 3.3  Stock Dividends.

        If a Stock is subject to a stock dividend (meaning the Stock Issuer issues additional shares of such Stock to all holders of its outstanding shares in proportion to the shares they own) that is given ratably to all holders of such Stock, then at the opening of business on the Ex-Dividend Date, the Calculation Agent will adjust the Initial Stock Price for such Stock with respect to each Valuation Date occurring after the effective date of the stock dividend by dividing the prior Initial Stock Price by the number equal to (i) the number of shares of the Stock outstanding immediately after the stock dividend becomes effective divided by (ii) the number of shares of the Stock outstanding immediately before the stock dividend becomes effective.  The Initial Stock Price will not be adjusted, however, unless such Ex-Dividend Date occurs after the Pricing Date and on or before the Valuation Date on which the Valuation Stock Price will be determined.

SECTION 3.4  Reverse Stock Splits.

        If a Stock is subject to a reverse stock split (meaning a decrease in the number of the Stock Issuer's outstanding shares of such Stock without any change in its stockholders' equity), then once the reverse stock split becomes effective, the Calculation Agent will adjust the Initial Stock Price for such Stock with respect to each Valuation Date occurring after the effective date of the reverse stock split by multiplying the prior Initial Stock Price by the number equal to (i) the number of shares of the Stock outstanding immediately before the reverse stock split becomes effective divided by (ii) the number of shares of the Stock outstanding immediately after the reverse stock split becomes effective.  The Initial Stock Price will not be adjusted, however, unless the reverse stock split becomes effective after the Pricing Date and on or before the Valuation Date on which the Valuation Stock Price will be determined.

SECTION 3.5  Extraordinary Dividends.

        If an Extraordinary Dividend occurs with respect to a Stock, the Calculation Agent will adjust the Initial Stock Price for such Stock with respect to each Valuation Date occurring after the Ex-Dividend Date to equal the product of (a) the prior Initial Stock Price and (b) a fraction, the numerator of which is the amount by which the Closing Price of such Stock exceeds the Extraordinary Dividend Amount on the Note Business Day immediately preceding the Ex-Dividend Date and the denominator of which is the Closing Price on the Note Business Day preceding the Ex-Dividend Date. For purposes of the foregoing, the "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Stock will equal (1) in the case of cash dividends or other distributions in lieu of a regular quarterly dividend, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding dividend or distribution with respect to such Stock, if any, that is not an Extraordinary Dividend or (2) in the case of cash dividends or other distributions that is not in lieu of a regular quarterly dividend, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on a Stock that constitutes a stock dividend or an issuance of transferable rights or warrants and also constitutes an Extraordinary Dividend will result only in an adjustment to the Initial Stock Price for such Stock pursuant to Section 3.3 or 3.6 as applicable. A distribution on a Stock that constitutes a Spin-Off Event and also constitutes an Extraordinary

Dividend will result only in an adjustment pursuant to Section 4.1 and the Initial Stock Price will not be adjusted.  The Initial Stock Price will not be adjusted pursuant to this Section 3.5 unless the Ex-Dividend Date for the Extraordinary Dividend occurs after the Pricing Date and on or before the Valuation Date on which the Valuation Stock Price will be determined.

SECTION 3.6  Transferable Rights and Warrants.

        If a Stock Issuer issues transferable rights or warrants to all holders of its Stock to subscribe for or purchase such Stock at an exercise price per share less than the Closing Price of such Stock on the Note Business Day immediately before the Ex-Dividend Date for such issuance, then the Calculation Agent will adjust the Initial Stock Price for such Stock with respect to each Valuation Date occurring after the Ex-Dividend Date by multiplying the prior Initial Stock Price by a fraction, the numerator of which is the number of shares of such Stock outstanding at the close of business on the day before such Ex-Dividend Date plus the number of additional shares of such Stock that the aggregate offering price of the total number of shares of such Stock so offered for subscription or purchase would purchase at the Closing Price of such Stock on the Note Business Day immediately before such Ex-Dividend Date, with such number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of such transferable rights or warrants and dividing the resulting product by the Closing Price of such Stock on the Note Business Day immediately before such Ex-Dividend Date and the denominator of which is the number of shares of such Stock outstanding at the close of business on the day before such Ex-Dividend Date plus the number of additional shares of such Stock offered for subscription or purchase under such transferable rights or warrants. The Initial Stock Price will not be adjusted, however, unless such Ex-Dividend Date occurs after the Pricing Date and on or before the Valuation Date on which the Valuation Stock Price will be determined.

ARTICLE IV
REORGANIZATION EVENTS

SECTION 4.1  Distribution Property.

        In the event a Reorganization Event occurs with respect to a Stock, the Calculation Agent will adjust the method of calculation of the Closing Price for such Stock so that it equals the value of the respective amounts of each type of Distribution Property deemed, for the purposes hereof, to be distributed in such Reorganization Event in respect of one share of such Stock.

        The Calculation Agent will determine in its sole discretion the value of each component type of Distribution Property, using the Closing Price on the relevant date for any such type consisting of securities and such other method as it considers appropriate for any other type. If a holder of the relevant Stock elects to receive different types or combinations of types of Distribution Property in the Reorganization Event, the Distribution Property will be deemed to include the types and amounts thereof distributed to a holder that makes no election as determined by the Calculation Agent in its sole discretion. If a Reorganization Event occurs and as a result the method of determination of the Closing Price of a Stock is adjusted to consist of Distribution Property, the Calculation Agent will make further adjustments for subsequent events that affect such Distribution Property or any component type thereof, to the same extent that it would make adjustments as required hereby if the relevant Stock were outstanding and were affected by the same kinds of events.

        If at any time due to a Reorganization Event another Person becomes the successor to a Stock Issuer, as determined by the Calculation Agent, such successor Person shall thereupon be deemed to be such Stock Issuer for all purposes hereof.  If at any time a Stock consists of Distribution Property, as determined by the Calculation Agent, then all references herein to the corresponding "Stock" shall thereupon be deemed to mean such Distribution Property, all references in this Security to a "share" of the corresponding Stock shall thereupon be deemed to mean a comparable unit of each type of property comprising such Distribution Property and all references herein to the corresponding "Stock Issuer" shall thereupon be deemed to mean the issuer(s) of the security(ies) comprising such Distribution Property, in each case as and to the extent determined by the Calculation Agent.

        Notwithstanding the foregoing, however, the Calculation Agent will not make any adjustment for a Reorganization Event unless the event becomes effective - or, if the event is a Spin-Off Event, unless the Ex-Dividend Date for the Spin-Off Event occurs - after the Pricing Date and on or before the Valuation Date on which the Valuation Stock Price will be determined.

SECTION 4.2  Substitution.

        Notwithstanding anything to the contrary in Section 4.1, if, as a result of a Reorganization Event, the Calculation Agent determines in its sole discretion that a commercially reasonable result cannot be achieved by valuing Distribution Property as provided in Section 4.1 with respect to a Stock that becomes subject to a Reorganization Event, then the Calculation Agent, will, in its sole discretion, substitute another stock listed on a national securities exchange or quotation system for such Stock.  The Initial Stock Price of the substituted Stock and/or the manner of valuation of the substituted Stock shall be determined by the Calculation Agent in its sole discretion.  The Calculation Agent shall have the right, in its sole discretion, to make such adjustments as are necessary to the calculation of the Cumulative Price Return as to preserve as nearly as possible the respective economic interests herein of the Company and the Holders immediately prior to such Reorganization Event.

ARTICLE V
REDEMPTION

SECTION 5.1  Additional Payments and Right of Redemption upon the Occurrence of a Tax Event.

        The Company will pay to any Holder who is a resident of the United States (for the purposes of The Canada-United States Tax Convention (1980)) such additional amounts (the "Additional Tax Amount") as may be necessary in order that every net payment of the principal of and interest on the Securities of this series and any other amounts payable on such Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Canada, will not be less than the amount provided for in such Securities to be then due and payable.  The Company will not, however, be required to make any payment of Additional Tax Amount to any beneficial owner for or on account of:

        (i) any such tax, assessment or other governmental charge that would not have been so imposed but for a connection (including, without limitation, carrying on business in Canada or a Province of Canada or having a permanent establishment or fixed base in Canada or a Province of Canada) between such owner or the beneficial owner of a Security and Canada or a political subdivision or taxing authority of or in Canada, other than merely holding such Security or receiving payments with respect to such Security;

        (ii) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge with respect to such Security;

        (iii) any tax, assessment or other governmental charge imposed by reason that such owner or beneficial owner of such Security does not deal at arm's length within the meaning of the Income Tax Act (Canada) with the Company;

        (iv) any tax, assessment or other governmental charge that is levied or collected otherwise than by withholding from payments on or in respect of such Security;

        (v) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any such security, if such payment can be made without such withholding by at least one other paying agent;

        (vi) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such security, if such compliance is required by Canada or any political subdivision or taxing authority of or in Canada as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

        (vii) any combination of the items listed above;

        nor shall Additional Tax Amounts be paid with respect to any payment on such Securities to a resident of the United States (for purposes of the Canada-United States Income Tax Convention (1980)) who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the security directly.

        The Company shall have the right to redeem the Securities of this series prior to the Maturity Date as provided in the Indenture but subject to the provisions hereinafter set forth, in whole but not in part, if at any time prior to maturity it is or will be obligated to pay the Additional Tax Amount as described in this Section 5.1.

        Notice of such redemption shall not be given earlier than sixty days prior to the earliest date on which the Company would be obligated to pay such Additional Tax Amount if a payment in respect of the Securities of this series were then due.  Notice of redemption will be given not less than thirty and not more than sixty days prior to the date fixed for redemption, which date and applicable redemption price will be specified in the notice.  Prior to giving any notice of redemption, the Company will deliver to the Trustee (i) a certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company's right to so redeem have occurred and (ii) an opinion of independent counsel or written advice of a qualified tax expert, such counsel or expert being reasonably acceptable to the Trustee, to such effect based on such statement of facts.

        The redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve the Holder's and the Company's relative economic position.

SECTION 5.2  No Redemption.

        Except as provided in Section 5.1, the Securities of this series are not redeemable (at the option of the Company or the Holder) before the Maturity Date.

ARTICLE VI
MISCELLANEOUS

SECTION 6.1  Events of Default.

        If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

SECTION 6.2  Modifications and Waivers; Obligation of the Company Absolute.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

        No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any other amounts required to be paid on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

SECTION 6.3  Authorized Denominations.

        The Securities are issuable in registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.  As provided in the Indenture, and subject to certain limitations therein set forth and to the limitations described below, if applicable, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

SECTION 6.4  Registration of Transfer.

        As provided in the Indenture and subject to certain limitations set forth therein and as may be set forth on the face hereof, the transfer of this Security is registrable in the Security register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

        This Security is exchangeable only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (y) the Company in its sole discretion determines that this Security shall be exchangeable for certificated Securities in registered form or (z) an Event of Default, or an event which with the passage of time or the giving of notice would become an Event of Default, with respect to the Securities represented hereby has occurred and is continuing, provided, that the definitive Securities so issued in exchange for this permanent Security shall be in denominations of $1,000 and any integral multiple of $1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of this permanent Security to be exchanged, and provided further that, unless the Company agrees otherwise, Securities of this series in certificated registered form will be issued in exchange for this permanent Security, or any portion hereof, only if such Securities in certificated registered form were requested by written notice to the Trustee or the Securities registrar by or on behalf of a person who is beneficial owner of an interest hereof given through the Holder hereof.  Except as provided above, owners of beneficial interests in this permanent Security will not be entitled to receive physical delivery of Securities in certificated registered form and will not be considered the Holders thereof for any purpose under the Indenture.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SECTION 6.5  Owners.

        Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

SECTION 6.6  Calculation Agent.

        Absent manifest error, all determinations made by the Calculation Agent shall be final and binding on the Holder.  The Company shall take such action as shall be necessary to ensure that there is at all relevant times a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as such agent. Insofar as this Security provides for the Calculation Agent to obtain any information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, Affiliates of the Calculation Agent or Affiliates of the Company.

SECTION 6.7  No Recourse Against Certain Persons.

        No recourse for the payment of the principal or interest (or any other amounts required to be paid on this Security, if any) on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation of either of them, either directly or through the Company or any successor corporation of either of them, whether by virtue of any constitution, statute or rule or law or by the enforcement of any assessment or penalty or otherwise, all such liability being by the acceptance hereof and as a condition of and as part of the consideration for the issue hereof, expressly waived and released.

SECTION 6.8  No Defeasance.

        The provisions set forth in Sections 10.01(b) and (c) of the Indenture shall not apply to the Securities of this series.

SECTION 6.9  Governing Law.

        The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6.10  Notices.

        Notices to Holders of Registered Securities shall be sufficiently given if in writing and mailed, first-class postage prepaid, to each Holder entitled thereto, at his last address as it appears in the Security register.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing __________________________________ attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:
Signature:

        NOTICE:  THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON PAGE 1 OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.